Homeland Energy Solutions

AUGUST 2016

HOMELAND ENERGY SOLUTIONS NEWSLETTER

INSIDE THIS ISSUE:

FROM THE CEO DESK:

This year continues to be very profitable and just slightly more profitable than last year at this same time.

As we prepare our plans for 2017, we have started an evaluation of expanding the Homeland plant by 30mmgpy. Before a good decision can be made on the possibility of expansion, we will be undertaking several aspects to assure an expansion will be successful.

One of the first steps we have already completed is a "corn study" to assure we have enough corn available in our current trade territory. The study has concluded that there is adequate corn supply for a 30mmgpy expansion. The extra corn supply will offset what is currently leaving the trade territory.

The other item we are investigating is the ambient air quality after an expansion to assure we meet the EPA standards. We have started this process and expect to have a full understanding of our ability to obtain construction permits for a possible expansion very soon.

In conjunction with the Homeland staff, Board of Directors and various potential contractors, we are finalizing the scope of the project. What we mean by "scope" is to determine exactly what is necessary to expand the plant by 30mmgpy. For example, cooling towers, dryers, rail sidings, pumps and various other pieces of equipment. We plan to have the scope finalized in the next 30-40 days.

While we have many, many very important steps to be completed before a decision can be made, the goal of the project is to have approval in time to allow time for the construction permits to be obtained for construction to begin March 1st, 2017 to take advantage of summertime construction.

-James Broghammer, CEO

STAN'S THOUGHTS

How many times have you heard that there is a big corn crop out there?

Corn prices are very low and many people have old crop still in the bin. Many wish they had sold more new crop at higher prices. Selling corn can be a headache. Homeland has teamed up with the Commodity Marketing Company to be able to offer a managed contract on your next crop that you plant.

Please see the enclosed document for details. Please give Kay or Stan a call if you have any interest.

At Homeland, it all starts with the corn.

-Stan Wubbena,
Commodity & Risk Manager



Construction will be complete by the end of August and our new 1 million bushel bin will be ready to take corn ahead of this year's harvest.

DISCLOSURE

CAPITAL PROJECTS UPDATE







Above: Construction is complete for the two new fermenters which came on-line the week of August 15th.

Upper right: Construction has started for our new steam turbine which is slatted to come on-line the last half of December 2016.

Lower right: The new TO ID Fans have arrived and are staged and ready for installation during our Fall Shutdown September 19th-23rd.

EMPLOYEE SPOTLIGHT — JON VAN SICKLE, PRODUCTION MANAGER



I enjoy working at Homeland because of the great team work and family like atmosphere. People around here take care of each other. When issues arise everyone gets involved and starts to discuss options and possible solutions while keeping in mind the overall business and simply making it happen. The other thing that really excites me about working here is the ever growing and improving that has already happened and continues to happen. Being part of a company that is willing to invest money back in to the company means to me that the company is in it for the long haul.

I've been in the ethanol industry for a little over 8 years mostly in operations (Production Operator, Shift Supervisor, Production Manager, and Safety Manager). One thing I enjoy most about being in those roles is the teaching and mentoring to help others achieve higher goals and standards.

My wife Bobbie and I live in Fredericksburg and have 3 ever increasingly busy kids. Davis who is 10 and going into 5th grade this fall, Amelia who is 5 and starting Kindergarten this fall and Dawson will be 2 yrs old this September. Bobbie was born and raised in Fredericksburg while I was raised in the Maynard/Hawkeye areas.

I'm an avid wrestling fan and really enjoy coaching/helping with Sumner-Fredericksburg youth wrestling, football and baseball. When I have extra time, my family and I really enjoy going to the river to relax and do some fishing/boating.

HOMELAND ENERGY SOLUTIONS FINANCIALS — Q2 2016

After a sluggish first quarter, margins across the ethanol industry had a nice recovery over the second 3-month period of 2016. Fueled by record production levels, Homeland was able to capitalize on the increased margins and generate a net profit of approximately $8.7 million, or $135.34 per unit.

Homeland has generated approximately $11.2 million, or $173.64 per unit, during the first half of 2016. These results are very similar to the financial performance of the company in 2015. During the first half of last year, Homeland generated approximately $10.9 million, or $169.35 per unit.

In July, the Homeland Board of Directors voted unanimously to distribute a portion of the 2016 profits to its owners. As a result, a distribution of $60 per unit was declared to members of record as of July 18, 2016. This distribution was issued to members in late July.

Please see a summary of the company's previous 12 months' financial performance below. A more detailed version of the financial results is currently available on the HES or SEC website.

-Dave Finke,
Chief Financial Officer

BALANCE SHEET					
		06/30/16	03/31/16	12/31/15	09/30/15
Current Assets	$	83,905,464	77,840,861	76,603,773	80,155,970
Property & Equipment		107,329,596	106,495,187	105,720,228	105,261,365
Other Assets		4,358,018	4,367,623	4,668,228	4,648,838
Total Assets		195,593,078	188,703,671	186,992,229	190,066,173
Current Liabilities	$	35,239,656	37,091,489	37,661,346	36,117,888
Long-term Liabilities		157,992	157,992	350,059	240,869
Total Members' Equity		160,195,430	151,454,190	148,980,824	153,707,416
Total Liabilities & Equity		195,593,078	188,703,671	186,992,229	190,066,173
Book Value – 64,585 Outstanding Membership Units		2,480	2,345	2,306	2,380
Book Value – 90,445 Outstanding Membership Units		1,771	1,674	1,647	1,699

INCOME STATEMENT					
3 Months Ended		06/30/16	03/31/16	12/31/15	09/30/15
Revenue	$	70,146,120	61,310,749	68,245,557	67,305,574
Cost of Goods Sold		61,077,982	58,732,513	62,258,305	58,081,849
Operating Expenses		736,312	834,455	961,574	787,789
Operating Income		8,331,826	1,743,781	5,025,678	8,435,936
Other Income (Loss)		409,414	729,585	(64,520)	176,731
Net Income		8,741,240	2,473,366	4,961,158	8,612,667
Net Income Per Unit	$	135.34	38.30	76.82	133.35

"In July, the Homeland Board of Directors voted unanimously to distribute a portion of the 2016 profits to its owners. As a result, a distribution of $60 per unit was declared to members of record as of July 18, 2016."



2779 IA Hwy 24
Lawler, IA 52154
Phone: 563-238-5555
Fax: 563-238-5557
E-mail: info@etoh.us

Homeland Energy Solutions

ETHANOL—DRIVING AMERICA'S ENERGY FUTURE

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BILLIONTH GALLON CELEBRATION

Homeland Energy is hosting an Open House to celebrate the production of its **One Billionth** gallon of Ethanol on October 22nd, 2016 from 11am-3pm at our plant located at 2779 IA Hwy 24, Lawler, IA 52154.

Please join us for Plant Tours, Speakers, Iowa Corn Education Mobile, Grilled lunch, Kids Activities, Prizes and more!

This event will be open to the public. Come see how the plant has progressed in the past seven and a half years.

Check out our website to view more details about the event. Plant tours will start around 1pm.

Thank you for your continued support in Homeland Energy Solutions LLC.

Homeland Energy Solutions

1,000,000,000 Billionth Gallon